Exhibit 10.7

SEPARATION AGREEMENT
Asbury Automotive Group, Inc. (the “Company”), and Joseph G. Parham, Jr. (“Employee”) have entered into this Separation Agreement (this “Agreement”) as of this 5th day of February, 2014 (the “Agreement Date”). In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.	Voluntary Resignation and Separation from Employment

(a)Subject to any earlier termination of Employee’s employment for cause (as such term is used in the Prior Agreement (as defined below)), the Company will continue to employ Employee until June 30, 2014 (the “Separation Date”) in accordance with the terms and subject to the conditions set forth in this Agreement. From and after the Agreement Date, Employee’s base salary will be $28,333.33 per month subject to applicable withholding and Employee will perform duties as assigned to him by the Chief Executive Officer, including assisting with the transition of the role of Vice President and Chief Human Resources Officer. Employee agrees that his continued receipt of compensation, as a result of his continued employment through the Separation Date, and the other payments set forth herein constitute adequate consideration for Employee’s obligations under this Agreement and the Release of All Claims attached hereto as Exhibit B.

(b)Employee’s Severance Pay Agreement with the Company, executed effective May 3, 2010, and that certain letter amendment thereto from the Employee to the Company, dated October 18, 2011, each attached hereto as Exhibit A (together, the “Prior Agreement”) is hereby immediately terminated, except that Sections 3, 4, 5, 6 and 7 will survive termination of the Prior Agreement. Employee hereby acknowledges and affirms that he is subject to, and has complied and will continue to comply with, the obligations under Sections 3, 4, 5, 6 and 7 of the Prior Agreement.

(c)Subject to any earlier termination of Employee’s employment for cause (as such term is used in the Prior Agreement), effective as of 11:59 p.m. on June 30, 2014:

(i)Employee’s employment with the Company and its subsidiaries and affiliates (the “Company Group”) will terminate as a result of his voluntary resignation and such resignation will be reflected in the personnel records of the Company;

(ii)Employee’s salary and benefits from the Company Group will cease to accrue (except as described below) and Employee will no longer have any right to contribute to any employee benefit plans or programs of any member of the Company Group;

(iii)Employee will resign all positions Employee held as an officer, director, manager or employee of, relinquish all titles and authorities with respect to, the Company Group, and promptly execute such documents and take such actions as may be necessary or reasonably requested by any member of the Company Group to effectuate or memorialize the resignation of such positions and relinquishment of such titles and authorities; and

(iv)Employee’s resignation and separation on the Separation Date pursuant to Section 1(c) will be a “separation from service,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and official guidance issued thereunder (“Section 409A”).

Exhibit 10.7

2.Payments and Other Consideration. If Employee (I) executes this Agreement, (II) continues to comply with the terms and conditions of this Agreement, and Sections 3, 4, 5, 6 and 7 of the Prior Agreement, and (III) within 30 days following the Separation Date, delivers to the Company a fully executed and effective copy of the Release of All Claims attached hereto as Exhibit B, with all periods for revocation therein having expired, then:

(a)Salary Continuation. The Company will continue to pay Employee his base salary for a period of 12 months following the Separation Date in accordance with the Company’s regular payroll practices; provided that such payments shall not commence until the 30th day following the Separation Date (the “Release Effective Date”), and provided further that any payments which would have been made in the 30 days immediately following the Separation Date will be paid on the first regular payroll date following the Release Effective Date.

(b)Cash Bonus. The Company will pay Employee a prorated portion of his annual bonus under the Company’s Corporate Office Incentive Program (the “Bonus Plan”) for the year of the termination of his employment, equal to the amount of the bonus that Employee would have received under the Bonus Plan if Employee’s employment with the Company had not terminated during such year, multiplied by the percentage of such year that elapsed through the Separation Date. Such prorated bonus will be paid at such time as bonuses are paid under the Bonus Plan to the Company’s other participants thereunder whose employment was not terminated in such year.

(c)Health and Dental Insurance. For the 12 months immediately following the Separation Date, Employee will be entitled to continue to participate at the same level of coverage and Employee contribution in any Company health and dental insurance plans, as may be amended from time to time, in which Employee was participating immediately prior to the Separation Date. Such participation will terminate 30 days after Employee has obtained other employment under which Employee is eligible for similar benefits. Employee agrees to notify the Company promptly upon obtaining such other employment. At the end of such 12-month period, Employee, at his option, may elect to obtain coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) in accordance with the terms and conditions of applicable law and the Company’s standard policy.

3.Non-Disparagement.

(a)Employee will not, at any time, take any action or make any public statement, including statements to individuals, subsequent employers, vendors, clients, customers, suppliers or licensors or the news media, that would disparage, defame or place in a negative light, any member of the Company Group, or any of their respective officers, directors, managers, stockholders, members, creditors, affiliates, employees, successors, assigns, business services, products or dealerships, except that nothing herein will restrict Employee from making truthful statements that are required by applicable law or by order of any court of competent jurisdiction.

(b)The Company agrees to instruct each person designated as an “executive officer” of the Company as of the date hereof to not, at any time, take any action or make any public statement, including statements to individuals, subsequent employers, vendors, clients, customers, suppliers or licensors or the news media, that would disparage, defame or place in a negative light, Employee, except that such instruction will not restrict such executive officers from making truthful statements that are required by applicable law or by order of any court of competent jurisdiction.

Exhibit 10.7

4.Further Assurances. From and after the Agreement Date, at the request of the Company, Employee will execute and deliver to any member of the Company Group, as applicable, such instruments and other documents as the Company may reasonably request in connection with this Agreement or the transactions contemplated hereby.

5.Injunctive Relief. The obligations of Employee under, and the subject matter of, this Agreement are unique. If Employee fails to perform or otherwise breaches any of its warranties, covenants or other agreements hereunder, Employee acknowledges that it would be extremely impracticable to measure the resulting damages and that the Company or any other member of the Company Group would be irreparably damaged by any such breach. Accordingly, the Company Group, in addition to any other available rights or remedies that may be available at law or in equity, will be entitled to, and may sue in equity for, an injunction or injunctions to prevent breaches of, and specific performance with respect to the obligations of Employee under, this Agreement. Employee expressly waives the defense that a remedy in damages will be adequate and any requirement to post bond or provide similar security in connection with actions or proceedings instituted for injunctive relief or specific performance of this Agreement.

6.Survival. The representations, warranties, covenants, and other agreements in this Agreement survive the execution hereof and will survive the expiration and termination of this Agreement.

7.Expenses; Attorneys’ Fees. Each party will pay its own expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby. If either party brings an action or proceeding to enforce, interpret or construe this Agreement, the prevailing party in such action or proceeding will be entitled to recover their reasonable attorneys’ fees and costs related to such action or proceeding from the other party.

8.Notices. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement must be in writing and be given by hand delivery or next business day courier to the affected party at the address set forth below or at such other address as such party may have provided to the other party in accordance herewith. Such notices will be deemed given at the time personally delivered (if delivered by hand with receipt acknowledged) and the first business day after timely delivery to the courier (if sent by next business day courier specifying next business day delivery).

To the Company:
Asbury Automotive Group, Inc.
2905 Premiere Parkway, Suite 300
Duluth, GA  30097
Attention: President and Chief Executive Officer

With a copy to:
Asbury Automotive Group, Inc.
2905 Premiere Parkway, Suite 300
Duluth, GA  30097
Attention: Vice President and General Counsel

To Employee:

Exhibit 10.7

Joseph G. Parham, Jr., at Employee’s most recent address as set forth in the Company’s employment records
9.Amendment; Waiver. No supplement, modification or amendment of this Agreement will be binding unless signed in writing by the parties. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless signed in writing by the party making the waiver.

10.Binding Effect; Assignment. This Agreement will inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the parties. This Agreement is not assignable by either party without the prior written consent of the other, except that the Company may, without prior written consent of Employee, assign this Agreement to (x) any of its affiliates or (y) an assignee of all or substantially all of the business or assets of the Company.

11.Governing Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws (and not the choice of law principles) of the State of Georgia.

12.Jurisdiction; Venue. The parties consent to the exclusive jurisdiction of all state and federal courts located in Atlanta, Georgia, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby expressly waives (a) any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts described in this Section 12, and agrees that it will not seek in any manner to resolve any dispute other than as set forth in this Section 12 and (b) any and all objections that it may have to venue, including the inconvenience of such forum, in any of such courts. In addition, the parties consent to the service of process by personal service or any manner in which notices may be delivered hereunder.

13.Entire Agreement. This Agreement, the Release of all Claims attached hereto as Exhibit B and the terms surviving termination of the Prior Agreement set forth the entire agreement between the parties and supersede any other prior agreements or understandings between the parties concerning the subject matter of this Agreement. Each party acknowledges that such party has not relied on any representations, promises or agreements of any kind made to such party in connection with the other party’s decision to enter into this Agreement, except for those set forth in this Agreement.

14.Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to the other party or circumstance, and the application of the remainder of this Agreement will not be affected thereby. If the Release of All Claims attached hereto as Exhibit B or any part thereof is adjudged invalid or unenforceable, Employee and the Company will execute a valid release of all Potential Claims for all Released Matters (as defined in the Release of All Claims) as an amendment hereto or thereto, without the need for additional consideration.

15.Construction and Interpretation.

(a)Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Exhibit 10.7

(b)Interpretation. Unless the context clearly indicates otherwise: (i) each definition includes the singular and the plural, (ii) each reference to any gender includes the masculine, feminine and neuter where appropriate, (iii) the words “include” and “including” and variations thereof are not terms of limitation, but rather are deemed followed by the words “without limitation,” (iv) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement in its entirety and not solely to any particular provision of this Agreement, (v) each reference in this Agreement to a particular Section or Exhibit means an Section of, or an Exhibit to, this Agreement, (vi) any reference to laws or statutes also refers to all rules and regulations promulgated thereunder and (vii) any definition of or reference to any agreement, instrument, document, law, statute or regulation will refer to such agreement, instrument, document, statute or regulation as it may from time to time be amended, supplemented or otherwise modified.

(c)Headings. The headings contained in this Agreement are included only for purposes of convenience and will not affect the meaning, interpretation or construction of this Agreement.

16.Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A. For purposes of Section 409A, any payments or benefits provided under this Agreement will be separate payments and not one of a series of payments. Additionally, the following rules will apply to any obligation to reimburse an expense or provide an in-kind benefit that is nonqualified deferred compensation within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

17.Consultation with Attorney; Voluntary Agreement. Employee acknowledges that (a) the Company has advised Employee of Employee’s right to consult with an attorney of Employee’s own choosing prior to executing this Agreement, and Employee has so consulted an attorney, (b) Employee has carefully read and fully understands all of the provisions of this Agreement and (c) Employee is entering into this Agreement, including the release set forth herein, knowingly, freely and voluntarily in exchange for good and valuable consideration.

18.Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures transmitted by facsimile or email will be deemed originals for purposes of this Agreement.

19.Sealed Instrument. The parties acknowledge and agree that it is their intent that this Agreement is, and will be treated and construed as, a sealed instrument for all purposes of Georgia law, including the statute of limitations applicable to sealed instruments.

Exhibit 10.7

The parties have executed this Agreement as of the Agreement Date.

COMPANY: ASBURY AUTOMOTIVE GROUP, INC. By:_______________________________ (SEAL) Name: Craig T. Monaghan Title: President and Chief Executive Officer
EMPLOYEE: ____________________________________(SEAL) Joseph G. Parham, Jr., an individual